TECOGEN AND AMERICAN DG COMPLETE MERGER

WALTHAM, MA (May 18, 2017)-Tecogen Inc. (Nasdaq: TGEN), (“Tecogen”), a leading manufacturer of clean energy products, and American DG Energy Inc., (NYSE MKT: ADGE), (“ADGE”) an On-Site Utility, offering clean electricity, heat, hot water and cooling solutions to hospitality, healthcare, housing and fitness facilities, announced today that their respective stockholders have voted to approve the adoption of the amended merger agreement (the “ Merger Agreement”), dated November 1, 2016, as subsequently amended, among Tecogen, ADGE and Tecogen.ADGE Acquisition Corp., a wholly-owned subsidiary of the Company (“Merger Sub”). Pursuant to the Merger Agreement, the Merger Sub will merge with and into ADGE, with ADGE as the surviving entity, and therefore ADGE will become a wholly-owned subsidiary of Tecogen (the “Merger”).

Approximately 98.95% of the Tecogen shares present at Tecogen’s Special Meeting of Stockholders voted in favor of the adoption of the Merger Agreement, which represented approximately 54.94% of Tecogen’s total outstanding shares of common stock as of April 24, 2017, the record date.

For ADGE, approximately 98.76% of the ADGE shares present at ADGE’s Special Meeting of Stockholders voted in favor of the adoption of the Merger Agreement. The shares present represented approximately 70.92% of ADGE’s total outstanding shares of common stock as of April 24, 2017, the record date.

The Merger became effective today, May 18, 2017, approximately 4:00 P.M. EST. ADGE shareholders will receive notices from Continental Stock Transfer, Tecogen’s exchange agent, regarding the process of exchanging their ADGE stock for shares of Tecogen common stock.

About Tecogen

Tecogen® Inc. designs, manufactures, markets, and maintains high efficiency, ultra-clean cogeneration products including natural gas engine-driven combined heat and power, air conditioning systems, and water heaters for residential, commercial, recreational and industrial use. Tecogen is known for cost efficient, environmentally friendly and reliable products for distributed power generation that, through patented technology, nearly eliminate criteria pollutants and significantly reduce a customer’s carbon footprint. Tecogen’s natural gas powered cogeneration systems (also known as combined heat and power or “CHP”) are efficient because they drive electric generators or compressors, which reduce the amount of electricity purchased from the utility while recovering the engine’s waste heat for water heating, space heating, and/or air conditioning at the customer’s building. Tecogen manufactures three types of CHP products: Cogeneration units that supply electricity and hot water including the InVerde® 100, InVerde e+®, CM-75 and CM-60; Chillers that provide air-conditioning and hot water marketed under the TECOCHILL® brand name; and Ilios® branded high-efficiency water heaters. Tecogen’s CHP products are sold directly to customers by our in-house marketing team, and by established sales agents and representatives, including ADGE.

About American DG Energy

ADGE installs, owns, operates and maintains complete distributed generation, or DG systems or energy systems, and other complementary systems at customer sites and sell electricity, hot water, heat and cooling energy under long-term contracts at prices guaranteed to the customer to be below conventional utility rates. As of December 31, 2016, ADGE had 92 installed energy systems, representing an aggregate of approximately 5,445 kilowatts, or kW, 41.6 million British thermal units, or MMBtu's, of heat and hot water and 4,500 tons of cooling. kW is a measure of electricity generated, MMBtu is a measure of heat generated and a ton is a measure of cooling generated.

Tecogen Media & Investor Relations Contact Information:
John N. Hatsopoulos
P: (781) 622-1120
E: John.Hatsopoulos@Tecogen.com